                                                  [GUNDERSON DETTMER LETTERHEAD]

                                August 24, 2000

VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


         RE: SELECTICA, INC. (THE "COMPANY") REQUEST FOR WITHDRAWAL OF THE COMPANY'S REGISTRATION STATEMENT ON FORM S-1 (FILE NO. 333-41968)

Ladies and Gentlemen:

        Attached is the Company's request for withdrawal of its Registration Statement on Form S-1 (File No. 333-41968) pursuant to Rule 477 of the Securities Act of 1933.

        I would appreciate receiving notice of the Securities and Exchange Commission's grant of such withdrawal. Any questions or comments should be directed to me at (650) 463-5229.

        Thanking you in advance.

                                       Sincerely,

                                       Gunderson Dettmer Stough Villeneuve
                                       Franklin & Hachigian, LLP

                                       /s/ Theodore G. Wang

                                       Theodore G. Wang

cc: Bennett L. Yee, Esq.